AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

This Amendment, effective on the date set forth below, is entered into by and between First Variable Rate Fund for Government Income and Calvert Investment Administrative Services, Inc.

WHEREAS, on March 1, 1999, First Variable Rate Fund for Government Income and Calvert Administrative Services Company entered into an administrative services agreement (“Agreement”); and

WHEREAS, effective April 30, 2011, Calvert Administrative Services Company changed its name to “Calvert Investment Administrative Services, Inc.”;

NOW, THEREFORE, it is hereby agreed that the Agreement is revised to reflect this name change of the administrator to “Calvert Investment Administrative Services, Inc.”

Date: March 14, 2012

First Variable Rate Fund for Government Income

By:  /s/ William M. Tartikoff

Name: William M. Tartikoff

Title: Vice President and Secretary

Calvert Investment Administrative Services, Inc.

By:  /s/ Ronald M. Wolfsheimer

Name: Ronald M. Wolfsheimer

Title:   Executive Vice President, Chief Financial

      and Administrative Officer